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                                                        Exhibit 5

                     (Letterhead of Foley & Lardner)


                        February 7, 1994




WPS Resources Corporation
700 North Adams Street
P.O. Box 19001
Green Bay, Wisconsin  54307

Dear Sir:

          In connection with the proposed corporate restructuring pursuant to the Agreement and Plan of Share Exchange dated as of January 17, 1994 (the "Agreement"), between Wisconsin Public Service Corporation ("WPSC") and WPS Resources Corporation ("WPS Resources"), both of which are Wisconsin corporations, in which, among other things, the outstanding shares of Common Stock of WPSC will be exchanged for an equal number of shares of Common Stock, $1 par value per share, of WPS Resources (the "Shares"), we have examined copies of the Agreement, the application of WPSC and WPS Resources to the Public Service Commission of Wisconsin (the "PSCW") relating to the restructuring, the Application on Form U-1 of WPS Resources to the Securities and Exchange Commission (the "SEC") under the Public Utility Holding Company Act of 1935 (the "1935 Act"), relating to the restructuring, the application of WPSC to the Federal Energy Regulatory Commission ("FERC") under Section 203 of the Federal Power Act relating to the restructuring, the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by WPS Resources with the SEC under the Securities Act of 1933 (the "1933 Act"), with respect to the Shares, and such corporate and other records, certificates and other documents, and such questions of law, as we have deemed necessary or desirable for the purpose of this opinion, and, on the basis of the foregoing, advise you as follows.

          In our opinion, when (a) the SEC shall have issued its Order under Section 10 of the 1935 Act as applied for in such Application on Form U-1, (b) the FERC shall have issued its order under Section 203 of the Federal Power Act as applied for, (c) the Registration Statement shall have become effective under the 1933 Act, (d) the Plan of Share Exchange attached to the Agreement shall have been duly approved by the shareholders of common stock of WPSC

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WPS Resources Corporation
February 7, 1994
Page 2


as contemplated in the Agreement and the Registration Statement and
(e) Articles of Share Exchange shall have been duly filed in the office of the Wisconsin Secretary of State as provided in such Plan of Share Exchange, then:

          (1) the Shares will be duly authorized and validly issued, fully paid and non-assessable, and

          (2) the holders thereof will not be subject to personal liability as shareholders, except under Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, for liability equal to par value of their stock for all debts which may be due to employees of WPSC for services performed for WPSC but not to exceed six month's service in any one case.

          This opinion does not relate to State Blue Sky or securities laws.

          We hereby consent to the references to our firm under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                   Yours truly,



                                   /s/ Foley & Lardner

                                   FOLEY & LARDNER